Exhibit 107.1
Calculation of Filing Fee Table

Form S-8
(Form Type)

COMMERCIAL VEHICLE GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other(2)	2,650,000	$4.94	$13,091,000	$0.00013810	$1,807.87
Total Offering Amounts					$13,091,000		$1,807.87
Total Fee Offsets							$0
Net Fee Due							$1,807.87

(1) Amount to be registered consists of 2,650,000 shares of Common Stock, $0.01 par value per share, of Commercial Vehicle Group, Inc. which may be issued or sold pursuant to the Second Amended and Restated Commercial Vehicle Group, Inc. 2020 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of Common Stock that may be offered or issued to as a result of any adjustment to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of a share as reported on Nasdaq on May 19, 2026.